Pricing Supplement Number: 1

Dated: August 17, 2015

To Prospectus dated February 26, 2015 and

Prospectus Supplement dated March 30, 2015

For SEC Filing Purposes:
Filing Under Rule 424(b)(2)
Registration Number 333-200852

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S.$50,000,000

Stated Maturity:	August 24, 2021

Settlement Date:	August 24, 2015 (T+5)

Trade Date:	August 17, 2015

Interest Payment Date(s):	November 24, February 24, May 24 and August 24 of each year

Regular Record Date(s):	15 calendar days prior to each Interest Payment Date

Issue Price:	100.000%

Index Maturity	3 month

Index Currency:	USD

Interest Rate Basis:	USD LIBOR

Spread (Plus or Minus):	0.0 basis points

Initial Interest Rate:	For the period from and including the Issue Date to but excluding the first Interest Payment Date, the rate for USD LIBOR, as further described in the Prospectus Supplement, with an Index Maturity of three months, determined on August 20, 2015 at 0.0 basis points

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Interest Determination Date(s):	To be determined two London Business Days prior to Interest Payment Dates

Interest Reset Date(s):	Quarterly on each Interest Payment Date

Distributor’s Commission or Discount:	0.00%

Net Proceeds to Canada:	U.S.$50,000,000

Plus Amount of Accrued Interest from Issue

Date to Settlement Date Paid to Canada:	n/a

Depositary/Depositaries:

DTC	Yes

Euroclear	Yes

Clearstream, Luxembourg	Yes

CUSIP Number:	135087 E83

ISIN:	US135087E830

Common Code:	128016279

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Original Issue Discount (“OID”) Note:	No

Syndicated Transactions:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Dealer:	Scotia Capital (USA) Inc.

Intended to be held in a manner which would allow Eurosystem Eligibility:	No